CONFIDENTIAL	Exhibit 4.21

Development and Clinical Manufacturing Services Agreement

(the “Agreement”)

by and between

Lonza Ltd

Munchensteinerstrasse 38

CH-4002 Basel

Switzerland

- hereinafter “Lonza” -

and

XORTX

4000 421 7th Avenue SW

Calgary, AB, T2P 4K9

Canada

- hereinafter “Customer” -

Effective as of August 17, 2021 (the “Effective Date”)

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Table of Contents	Page

1.	Definitions and Interpretation	3

2.	Performance of Services	7

3.	Project Management / Steering Committee	9

4.	Quality	10

5.	Insurance	11

6.	Ordering and Cancellation	11

7.	Delivery and Acceptance	13

8.	Price and Payment	14

9.	Capital Equipment	15

10.	Intellectual Property	15

11.	Warranties	17

12.	Indemnification and Liability	18

13.	Confidentiality	19

14.	Term and Termination	21

15.	Force Majeure	21

16.	Miscellaneous	22

Appendix A

Appendix B

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Recitals

WHEREAS, Customer is engaged in the development and research of certain products and requires assistance in the development and manufacture of product;

WHEREAS, Lonza and its Affiliates have expertise in the evaluation, development and manufacture of products;

WHEREAS, Customer wishes to engage Lonza for Services relating to the development and clinical manufacture of the Product as described in this Agreement; and

WHEREAS, Lonza, or its Affiliate, is prepared to perform such Services for Customer on the terms and subject to the conditions set out herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties intending to be legally bound, agree as follows:

1.             Definitions and Interpretation

“Affiliate”	means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant Party. “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the relevant Party.
“Agreement”	means this Development and Manufacturing Services Agreement incorporating all Appendices, as amended from time to time by written agreement of the Parties.
“Applicable Laws”	means all relevant Canadian, U.S. and European Union federal, state and local laws, statutes, rules, and regulations which are applicable to the performance of the Services (as defined below) and/or the Parties’ respective obligations hereunder, including, without limitation, the applicable regulations and guidelines of any Regulatory Authority, Corruption laws, International Trade Restrictions, and all applicable cGMP together with amendments thereto.
“Approval”	means the first marketing approval by the FDA, Health Canada, or EMA of Product from the Facility for commercial supply.
“Background Intellectual Property”	means any Intellectual Property either (i) owned or controlled by a Party prior to the Effective Date or (ii) developed or acquired by a Party independently from the performance of the Services hereunder during the Term of this Agreement.
“Batch”	means the Product derived from a single run of the Manufacturing Process.
“Batch Price”	means the Price of each Batch.
“Campaign”	means a series of no less than three (3) cGMP Batches manufactured consecutively.

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“Cancellation Fee”	has the meaning given in Clause 6.3.
“Capital Equipment”	means those certain pieces of equipment described in the Project Plan used to produce the Product that are purchased by Customer or for which Customer reimburses Lonza, including, without limitation, the related documentation regarding the design, validation, operation, calibration and maintenance of such equipment.
“Certificate of Analysis”	means a document prepared by Lonza listing tests performed by Lonza or approved External Laboratories, the Specifications and test results.
“cGMP”	means those laws and regulations applicable in the U.S., Canada, and Europe, relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC. For the avoidance of doubt, Lonza’s operational quality standards are defined in internal cGMP policy documents.
“cGMP Batches”	means any Batches which are required under the Project Plan to be manufactured in accordance with cGMP.
“Change”	means any change to the Services, pricing or Scope of Work incorporated into a written amendment to the Agreement in accordance with clause 16.3 or effected in accordance with the Quality Agreement.
“Commencement Date”	means the date of commencement of manufacturing activities for a Batch hereunder.
“Confidential Information”	means all Customer Information and Lonza Information, both collectively and individually as applicable.
“Corruption Laws”	means all anti-bribery and anti-corruption laws and regulations applicable to Lonza’s relationship with Customer, including but not limited to the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, and the Organization for Economic Co-operation and Development Convention on Combating Bribery and Foreign Public Officials in International Business Transactions.

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“Customer Information”	means all technical and other information not known to Lonza or in the public domain relating to the Manufacturing Process and the Product, from time to time supplied by the Customer to Lonza, including the Customer Materials and any other materials supplied by Customer to Lonza in accordance with the Project Plan and includes all New Customer Intellectual Property and all information that is proprietary to Customer or any Affiliate of Customer and that is maintained in confidence by Customer or any Affiliate of Customer and that is disclosed by Customer or any Affiliate of Customer to Lonza under or in connection with this Agreement, including without limitation, any and all Customer know-how and trade secrets and Customer Background Intellectual Property.
“Customer Materials”	means any Raw Materials, components of Product, or other materials of any nature provided by Customer.
“EMA”	means the European Medicines Agency, or any successor agency thereto.
“Engineering Batches”	means a Batch that is intended to demonstrate the transfer of the Manufacturing Process to the Facility.
“External Laboratories”	means any Third Party instructed by Lonza, with Customer’s prior consent, which is to conduct activities required to complete the Services.
“Facility”	means Lonza’s manufacturing facilities in (i) Nansha, China, or (ii) such other Lonza facility as may be agreed upon by the Parties.
“FDA”	means the United States Food and Drug Administration, or any successor agency thereto.
“Governmental Authority”	means any Regulatory Authority and any national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity in the U.S., Canada, or European Union.
“Intellectual Property”	means: (i) inventions (whether or not patentable), patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered; (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing sub-clause (i); and (iii) all rights and applications that are similar or equivalent to the rights and application described in the foregoing sub-clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.
“International Trade Restrictions”	means all applicable United States, United Nations, and European Union export control, trade, and financial sanctions laws, rules, and regulations.
“Lonza Information”	means all information that is proprietary to Lonza or any Affiliate of Lonza and that is maintained in confidence by Lonza or any Affiliate of Lonza and that is disclosed by Lonza or any Affiliate of Lonza to Customer under or in connection with this Agreement, including without limitation, any and all Lonza know-how and trade secrets, New General Application Intellectual Property, and Lonza Background Intellectual Property.

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“Manufacturing Process”	means the production process developed by Lonza on behalf of Customer for the manufacture of Product, as such process may be improved or modified from time to time by agreement of the Parties in writing.
“Master Batch Record”	means the document, proposed by Lonza and approved by Customer, which defines the manufacturing methods, test methods and other procedures, directions and controls associated with the manufacture and testing of Product.
“New Customer Intellectual Property”	has the meaning given in Clause 10.2.
“New General Application Intellectual Property”	has the meaning given in Clause 10.3.
“Party”	means each of Lonza and Customer and, together, the “Parties”.
“Product”	means the price for the Services and Products as set out in the applicable Project Plan.
“Project Plan”	means the molecule identified by Customer as Oxypurinol, to be manufactured using the Manufacturing Process by Lonza for Customer as specified in the Project Plan.
“Quality Agreement”	means the plan(s) describing the Services to be performed by Lonza under this Agreement, including any update and amendment of the Project Plan to which the Parties may agree from time to time. The initial Project Plan is attached hereto as Appendix A.
“Raw Materials”	means the quality agreement, attached hereto as Appendix B, setting out the responsibilities of the Parties in relation to quality as required for compliance with cGMP.
“Regulatory Authority”	means all ingredients, solvents, consumables, and other components of the Product required to perform the Manufacturing Process or Services.
“Release”	means the FDA, EMA and any other similar regulatory authorities as may be agreed upon in writing by the Parties.
“Services”	has the meaning given in Clause 7.1.
“Specifications”	means all or any part of the services to be performed by Lonza under this Agreement (including, without limitation, process and analytical method transfer, process development, process optimization, validation, clinical and commercial manufacturing, as well as quality control and quality assurance activities), particulars of which are set out in a Project Plan.

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“Term”	means the specifications of the Product as specified in the applicable Project Plan, which may be amended from time to time in accordance with this Agreement.
“Third Party”	means any party other than Customer, Lonza and their respective Affiliates.

In this Agreement references to the Parties are to the Parties to this Agreement, headings are used for convenience only and do not affect its interpretation, references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision, references to the singular include the plural and vice versa, and references to the word “including” are to be construed without limitation.

2.	Performance of Services

2.1	Performance of Services. Subject to Clause 2.5, Lonza shall itself and through its Affiliates, diligently carry out the Services as provided in the Project Plan and use commercially reasonable efforts to perform the Services without any material defect and according to the estimated timelines as set forth in the Project Plan. Lonza shall retain appropriately qualified and trained personnel with the requisite Knowledge and experience to perform the Services in accordance with this Agreement. Lonza may subcontract or delegate any of its rights or obligations under this Agreement to perform the Services to External Laboratories; provided, that any External Laboratories shall be subject to the same obligations and other provisions contained in this Agreement or any applicable Project Plan. Lonza shall not be responsible for analytical lab services performed by External Laboratories.

2.2	Subcontractors. Lonza shall not subcontract Services as described in the Project Plan without first obtaining Customer’s prior written consent. Any agreement entered into by Lonza with a third party subcontractor shall, at a minimum, provide for ownership and allocation of Intellectual Property and for obligations of confidentiality of information, record-keeping, access, and rights to data that are consistent with the intent and terms of this Agreement. Lonza shall remain liable for the performance of any of its obligations hereunder that it delegates to a subcontractor. For the avoidance of doubt, any External Laboratories shall not be deemed to be a subcontractor of Lonza.

2.3	Affiliates. Lonza, in its sole discretion, may instruct one or more of its Affiliates to perform any of Lonza’s obligations contained in this Agreement and any particular Project Plan as set forth in a Project Plan, provided, however, that Lonza shall remain fully responsible in respect of those obligations. Any of said Affiliates so used by Lonza shall be subject to all of the applicable terms and conditions applicable to Lonza under this Agreement and shall be entitled to all rights and protections afforded Lonza under this Agreement. An Affiliate of Lonza may execute a Project Plan with the Customer pursuant to this Agreement and submit invoices to the Customer under the Project Plan. In such circumstances all references in this Agreement to Lonza shall be deemed to be to the applicable Affiliate of Lonza with respect to that particular Project Plan. The Affiliate shall be entitled to enforce this Agreement with respect to such Project Plan in its own name as an intended third party beneficiary and the Affiliate shall be solely liable to the Customer for any obligations and liabilities undertaken pursuant to such Project Plan and subject to the terms of this Agreement and the Quality Agreement.

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2.4	Technology Transfer. If Customer is providing Customer Information to Lonza, the Parties agree that they shall work together to transfer (as described in the Project Plan) the Customer Information to the Facility, including implementing the technology transfer plan set out in the Project Plan. Customer shall fully support such technology transfer as reasonably requested by Lonza. Customer shall (by such date as agreed between the Parties) supply to Lonza all such Customer Information and Customer Materials, and other information or materials that may be reasonably required by Lonza to perform the Services. Lonza shall not be responsible for any delays arising out of Customer’s failure to provide such Customer Information, Customer Materials and/or other information and/or materials reasonably required to perform the Services to Lonza, and Customer shall be responsible for all additional costs and expenses arising out of such delay, including, if applicable, any idle Facility capacity costs.

2.5	Engineering Batches. If applicable, Lonza shall manufacture Engineering Batches in accordance with the Project Plan. Customer shall have the right to make whatever further use of the non-cGMP Engineering Batches as it shall determine, provided that Customer pays for such Batches, such use is not for human use and does not violate any Applicable Laws. Lonza makes no warranty that Engineering Batches will meet cGMP or the Specifications. If Lonza determines that an Engineering Batch does meet cGMP and the Specifications, it will release such Engineering Batch as a cGMP Batch. Regardless of whether any Engineering Batch meets cGMP or the Specifications, Customer shall pay to Lonza the Price for such Engineering Batch plus the Raw Materials Fee associated with such Engineering Batches.

2.6	cGMP Batches. Lonza will, in accordance with the terms of this Agreement and Quality Agreement, manufacture at the Facility and Release to Customer, cGMP Batches that comply with the Manufacturing Process, cGMP and the Specifications, together with a Certificate of Analysis; provided, however, that cGMP manufacture shall not commence until at least one (1) successful and consecutive Engineering Batch (at any given scale) has been manufactured in compliance with cGMP and Specifications. Prior to commencement of cGMP manufacturing, Lonza shall review the process assumptions. In the event that there is a material difference in the process assumptions as compared with the process results demonstrated during the manufacture of Engineering Batches, the Parties shall meet to discuss in good faith a revision to the Batch Price to reflect such difference.

2.7	Stability Testing. Lonza will perform stability testing in accordance with the applicable Project Plan and the Quality Agreement, as applicable.

2.8	Location of Services. All manufacturing will be done at Lonza’s Nansha Facility located at Huangge N. Ave., Guangzhou, Nansha 511455 China unless otherwise agreed with Customer.

2.9	Supply of Customer Information and Customer Materials. Customer shall supply to Lonza all Customer Information and Customer Materials and other information or materials that may be reasonably required by Lonza to perform the Services. Lonza shall not be responsible for any delays arising out of Customer’s failure to provide such Customer Information, Customer Materials, or other information or materials reasonably required to perform the Services to Lonza, and Customer shall be responsible for all additional costs and expenses arising out of such delay, including, if applicable, any idle Facility capacity costs.

2.10	Raw Materials. Lonza shall procure all required Raw Materials other than those Raw Materials that are Customer Materials. Quantities of Raw Materials ordered by Lonza shall be in alignment with quantities reasonably needed for planned production. Upon cancellation of any Batch or termination of the Agreement, all unused Raw Materials shall be paid for by Customer within thirty (30) days of invoice and at Customer’s option will either be (a) held by Lonza for future use for the production of Product, (b) delivered to Customer, or (c) returned to the supplier, to the extent permitted by the supplier, or (d) disposed of by Lonza. Lonza will credit Customer for any credits received by Lonza in connection with the return of Raw Materials to the supplier.

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2.11	Once a Product has achieved Proof of Concept (e.g. successful Phase 2a clinical study or equivalent), the Parties may negotiate in good faith a separate agreement on commercially reasonable terms and conditions for supply of commercial products.

3.            Project Management / Steering Committee

3.1	Project Plans. With respect to a new project to be governed by this Agreement, a new Project Plan shall be added by agreement in a writing signed by the Parties and appended to Appendix A. Each Project Plan shall include a description of the Services to be provided, the Product to be manufactured, Specifications, a schedule for completion of the Project Plan, pricing details, and such other information as is necessary for relevant Services. In the event of a conflict between the terms of a Project Plan and this Agreement, the terms of this Agreement will govern.

3.2	Project Management. With respect to each Project Plan, each party will appoint a project manager who will be the party responsible for overseeing the Project Plan.

3.3	Steering Committee. Each Party shall name a mutually agreed upon equal number of representatives for the Steering Committee, which shall meet twice per calendar year, or as otherwise mutually agreed by the Parties. In the event that a Steering Committee dispute cannot be resolved, such dispute shall be escalated to a senior executive of each of Customer and Lonza.

The primary function of the Steering Committee is to ensure the ongoing communication between the Parties and discuss and resolve any issues arising under this Agreement. In addition to the primary function described above, the Steering Committee shall also take on the following responsibilities:

3.3.1	discuss and seek resolution of issues around management of the Services;

3.3.2	agree and monitor deadlines and milestones for the Services; and

3.3.3	discuss and recommend any changes to the Services (although such changes will not take effect until they have been incorporated into a written amendment to the Project Plan which has been signed by the Parties).

3.4	Facility. Lonza shall ensure that the Facility meets all the requirements of a drug establishment promulgated by the FDA at all times during the GMP-manufacture of the Product. As applicable, Lonza shall comply with all aspects required by the Quality Agreement pertaining to qualification to manufacture and ship GMP-manufactured Product.

3.5	Audit. In accordance with and subject to the Parties Quality Agreement, Lonza shall notify Customer of a FDA or other regulatory audit or inspection if such audit or inspection directly relates to a GMP Product. In accordance with and subject to the Parties Quality Agreement, Lonza shall provide to Customer correspondence and reports that it receives from a governmental agency or regulatory authority in connection with a GMP Product.

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3.6	Person in Plant. Customer shall be permitted to have, at no additional cost, two (2) employees at the Facility as reasonably requested by Customer, at a time mutually agreed to by the Parties and during Lonza’s normal business hours, for the purpose of observing, reporting on, and consulting as to the performance of the Services as may be approved in writing in advance by Lonza. Such employee shall be subject to and agree to abide by confidentiality obligations to Third Parties and Lonza’s customary practices, operating procedures and security procedures regarding persons in plant, and such employee agrees to comply with all instructions of Lonza’s employees at the Facility. Customer’s employee(s) working at the Facility shall be and remain employees of Customer, and Customer shall be solely responsible for the payment of compensation for such Customer employee (including applicable federal, state and local withholding, FICA and other payroll taxes, workers’ compensation insurance, health insurance, and other similar statutory and fringe benefits). Customer covenants and agrees to maintain workers’ compensation benefits and employers’ liability insurance as required by applicable federal and state laws with respect to all Customer employees working at the Facility.

4.	Quality

4.1	Responsibility for quality assurance and quality control of Product shall be allocated between Customer and Lonza as set forth in the Quality Agreement and in Lonza standard operating procedures. If there is a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of the Quality Agreement shall prevail concerning quality, safety and efficacy issues. If the Quality Agreement is not in place at the Effective Date, Lonza and Customer commit to enter into the Quality Agreement in a timely manner, but in no event later than the commencement of cGMP manufacturing.

4.2	Provisions regarding inspections by Regulatory Authorities and audits shall be set out in the Quality Agreement.

4.3	Records. Lonza will maintain accurate records for the production of the Product, as required by applicable laws and regulations or in accordance with the Quality Agreement. Lonza will retain possession of the Master Batch Record, all Batch records and Lonza Operating Documents, and will make copies of the Master Batch Record and Batch records available to Customer upon Customer’s request; Lonza will provide such copies at no cost to Customer except that Customer shall compensate Lonza for any related translation costs (such translation costs are set forth Appendix C). Lonza Operating Documents shall remain Lonza Information. Master Batch Records and executed Batch records are the property of Customer; for clarity, any Lonza Background Intellectual Property or New General Application Intellectual Property contained in any Batch records shall still be considered Lonza Information and subject to the obligations of confidentiality and non-use set forth in Section 13 of this Agreement. All Batch records shall, at Customer’s cost and request, be translated into English prior to batch release. Lonza will make Lonza Operating Documents available during site visits by Customer but Customer shall not be permitted to make copies of and/or remove Lonza Operating Documents from the Lonza site. In connection with a filing for Regulatory Approval of the Product, and securing and maintaining such approval, Lonza shall provide the Lonza Operating Documents directly to the Regulatory Authority when possible, and to the extent that Lonza cannot so provide such Lonza Operating Documents, then such documents shall be provided under strict confidentiality (subject to a separate confidentiality undertaking) to the appropriate persons (regulatory affairs) at Customer for submission to the Regulatory Authority.

4.3.1	As used in this Section 4.3, “Lonza Operating Documents” means the corporate standards, standard operating procedures, standard manufacturing procedures, Lonza-customized manufacturing procedures developed prior to the Effective Date or outside the scope of this Agreement, electronic programs and files, raw material specifications, protocols, validation documentation, and supporting documentation used by Lonza, such as, without limitation, environmental monitoring, for operation and maintenance of the Facility and Lonza equipment used in the process of producing the Product, excluding any of the foregoing that are solely related to the manufacture of Product.

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5.	Insurance

5.1	Each Party shall, during the Term and for two (2) years after delivery of the last Product manufactured or Services provided under this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance including, but not limited to product liability coverage in the amount of at least two (2) million Swiss Francs (or an equivalent amount in another currency) per claim. Each Party shall provide the respective other Party with a certificate of such insurance upon reasonable request.

6.	Ordering and Cancellation

6.1	Order Confirmation. Lonza shall confirm the delivery date(s) and quantity of Product to be delivered as set out in a purchase order within ten (10) business days of receipt from Customer of the relevant purchase order. Upon confirmation, a purchase order will be regarded by the Parties as a binding commitment by Lonza to manufacture and to deliver to Customer the relevant quantity of Product according to the requirements set out in such purchase order. Any delivery date set forth in Lonza’s written confirmation of a purchase order shall be an estimated delivery date only. All ordered Batches shall be scheduled in a single Campaign in each calendar year unless otherwise agreed by Lonza. Any additional or inconsistent terms or conditions of any Customer purchase order, acknowledgement or similar standardized form given or received pursuant to this Agreement shall have no effect and such terms and conditions are hereby rejected.

6.2	Rescheduling. Lonza shall have the right to reschedule a Commencement Date of any Batch or Campaign upon reasonable prior written notice to Customer, provided that the rescheduled Commencement Date is no later than sixty (60) days from the Commencement Date originally estimated at the time of Lonza’s acceptance of the binding purchase order. If the Customer requests to change the Commencement Date, Lonza will make all reasonable attempts to accommodate the request; provided, however, in the event that this change would impact other projects scheduled for occupancy in the designated suite or suites, manufacture of the Customer’s Batch or Campaign may be delayed until an adequate time period is available in the Facility schedule. Any such change requested by Customer may result in a rescheduling fee. Any delay requested by Customer of more than ninety (90) days shall be considered a cancellation pursuant to Section 6.3.

6.3	Cancellation of Services. Customer may cancel Services, including production of a Batch to be manufactured under a Project Plan, upon written notice to Lonza, subject to Customer’s obligation to pay for all Services rendered up to the date of cancelation, including in respect of any Product in-process, all of Lonza’s costs incurred through the date of cancelation in connection with such Services and/or Batch pursuant to the Project Plan, including any costs and handling fees for all Raw Materials used or purchased for use in connection with the Services in accordance with Section 2.9, plus the payment of a cancellation fee as calculated below (the “Cancellation Fee”):

Development Services

6.3.1	In the event that Customer provides written notice of cancellation to Lonza of work agreed under a Project Plan, Customer shall be responsible to reimburse Lonza for all work undertaken to that point and cost of all raw materials ordered to complete the work.

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Manufacturing Services for Clinical Material (for scales less than or equal to 500 L)

6.3.2	In the event that Customer provides written notice of cancellation to Lonza less than or equal to three (3) months prior to the Commencement Date of one or more Batches, then seventy-five percent (75%) of the Batch Price of each such Batch cancelled is payable;

6.3.3	In the event that Customer provides written notice of cancellation to Lonza more than three (3) months but less than or equal to nine (9) months prior to the Commencement Date of one or more Batches, then fifty percent (50%) of the Batch Price of each such Batch cancelled is payable; and

6.3.4	In the event Customer provides written notice of cancellation more than nine (9) months prior to the Commencement Date of a subject Batch, then no Cancellation Fee is payable.

Manufacturing Services for Clinical Material (for scales of more than 500L but less than or equal to 1,500 L)

6.3.5	In the event that Customer provides written notice of cancellation to Lonza less than or equal to three (3) months prior to the Commencement Date of one or more Batches, then eighty-five percent (85%) of the Batch Price of each such Batch cancelled is payable;

6.3.6	In the event that Customer provides written notice of cancellation to Lonza more than three (3) months but less than or equal to nine (9) months prior to the Commencement Date of one or more Batches, then sixty percent (60%) of the Batch Price of each such Batch cancelled is payable; and

6.3.7	In the event that Customer provides written notice of cancellation to Lonza more than nine (9) months but less than or equal to nine (12) months prior to the Commencement Date of one or more Batches, then thirty (30%) of the Batch Price of each such Batch cancelled is payable; and

6.3.8	In the event Customer provides written notice of cancellation more than twelve (12) months prior to the Commencement Date of a subject Batch, then no Cancellation Fee is payable.

Manufacturing Services for Clinical Material (for scales of 10,000 L)

6.3.9	In the event that Customer provides written notice of cancellation to Lonza less than or equal to six (6) months prior to the Commencement Date of one or more Batches, then one hundred percent (100%) of the Batch Price of each such Batch cancelled is payable;

6.3.10	In the event that Customer provides written notice of cancellation to Lonza more than six (6) months but less than or equal to twelve (12) months prior to the Commencement Date of one or more Batches, then eighty-five percent (85%) of the Batch Price of each such Batch cancelled is payable; and

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6.3.11	In the event Customer provides written notice of cancellation more than twelve (12) months prior to the Commencement Date of a subject Batch, then no Cancellation Fee is payable.

6.4	Payment of Cancellation Fee. Any Cancellation Fee shall be payable within thirty (30) days following the written notice of cancellation associated with the cancelled Batch. Any Cancellation Fee shall include all costs associated with the cancelled Batch, including any Raw Materials in accordance with Section 2.9.

6.5	Replacement Project. Notwithstanding the foregoing, Lonza will use commercially reasonable efforts to secure a new project (but excluding any project then under contract with Lonza) for the cGMP manufacturing space, and for the same dates and duration that would have been occupied by Customer, and then, in such case, the Cancellation Fee for each Batch cancelled that is replaced by a Batch of the new project shall be reduced by an amount equal to one hundred percent (100%) of the production fees associated with such replacement Batch.

7.             Delivery and Acceptance

7.1	Delivery. All Product shall be delivered FCA (as defined by Incoterms® 2020) the Facility. Lonza shall deliver to Customer the Certificate of Analysis and such other documentation as is reasonably required to meet all applicable regulatory requirements of the Governmental Authorities not later than the date of delivery of Batches (the “Release”). With respect to any Customer Materials, title and risk of loss shall remain with the Customer and shall not transfer to Lonza. With respect to Product, title and risk of loss shall transfer to Customer upon Release in accordance with this provision.

7.2	Storage. Customer shall arrange for shipment and take delivery of such Batch from the Facility, at Customer’s expense, within (30) days after Release or pay applicable storage costs. Lonza shall provide storage on a bill and hold basis for such Batch(es) at no charge for up to thirty (30) days; provided that any additional storage beyond thirty (30) days will be subject to availability and, if available, will be charged to Customer and will be subject to a separate agreement. In addition to Section 8.2, Customer shall be responsible for all value added tax (VAT) and any other applicable taxes, levies, import, duties and fees of whatever nature imposed as a result of any storage. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Lonza be required to store any Batch for more than ninety (90) calendar days after Release. Within five (5) business days following a written request from Lonza, Customer shall provide Lonza with a letter in form satisfactory to Lonza confirming the bill and hold status of each stored Batch.

7.3	Acceptance/Resection of Product.

7.3.1	Promptly following Release of Batches, Customer shall inspect such Batches and associated batch documentation, and shall have the right to test such Batches to determine compliance with the Specifications. Customer shall notify Lonza in writing of any rejection of a Batch based on any claim that it fails to meet Specifications within thirty (30) days of Release, after which time all unrejected Batches shall be deemed accepted. Customer shall inform Lonza in writing in case of concealed or latent defects (i.e. not discovered by routine quality control means), promptly upon discovery of such defects but no later than one (1) year after delivery of the Product.

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7.3.2	In the event that Lonza believes that a Batch has been incorrectly rejected, Lonza may require that Customer provide to it Batch samples for testing. Lonza may retain and test the samples of such Batch. In the event of a discrepancy between Customer’s and Lonza’s test results such that Lonza’s test results fall within relevant Specifications, or there exists a dispute between the Parties over the extent to which such failure is attributable to a given Party, the Parties shall cause an independent laboratory promptly to review records, test data and perform comparative tests and analyses on samples of the Product that allegedly fails to conform to Specifications. Such independent laboratory shall be mutually agreed upon by the Parties. The independent laboratory’s results shall be in writing and shall be final and binding save for manifest error. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.

7.3.3	Lonza shall reprocess any Batch or, if reprocessing is not possible, replace any Batch that failed to conform with the Specifications (a “Failed Batch”), in the event that it is determined (by the Parties or the independent laboratory) that such failure was solely due to Lonza’s material breach of its obligations hereunder, negligence or intentional misconduct (“Lonza Responsibility”). Such reprocessing or replacement shall be made as promptly as practicable, in light of available manufacturing capacity, after the confirmation of Lonza Responsibility, and in any case as soon as reasonably possible after confirmation of Lonza Responsibility. Where possible, any replacement Batch shall be manufactured with the next scheduled cGMP Batch or Campaign. Customer acknowledges and agrees that its sole remedy with respect to a Failed Batch that is a Lonza Responsibility is as set forth in this Clause 7.3.3, and in furtherance thereof, Customer hereby waives all other remedies at law or in equity regarding the foregoing claims. Lonza shall not be responsible for the cost of Raw Materials or Customer Materials consumed in any Failed Batch, except to the extent set forth in this Clause 7.3.3.

8.	Price and Payment

8.1	Pricing for the Services provided by Lonza are set out in, and based on the assumptions and information set out in, the applicable Project Plan. In the event of changes to the Services based on Customer’s request, Customer shall bear all additional costs.

8.2	Unless otherwise indicated in writing by Lonza, all Prices and charges are exclusive of value added tax (VAT) and of any other applicable taxes, levies, import, duties and fees of whatever nature imposed by or under the authority of any government or public authority and all such charges applicable to the Services shall be paid by Customer.

8.3	Lonza shall issue invoices to Customer for fifty percent (50%) of the Price for Products or Services upon commencement thereof and fifty percent (50%) upon Release of applicable Batches or deliverables, or completion of applicable Services, unless otherwise stated in the Project Plan. Charges for Raw Materials and the Raw Materials Fee for each Batch shall be invoiced upon the Release of each Batch, provided, that any Raw Materials required to be ordered more than six (6) months in advance shall be invoiced fifty percent (50%) at the time of order by Lonza and fifty percent (50%) upon Release of the Batch. All invoices are strictly net and payment must be made within thirty (30) days of date of invoice. Payment shall be made without deduction, deferment, set-off, lien or counterclaim.

8.4	If in default of payment of any undisputed invoice on the due date, interest shall accrue on any amount overdue at the lesser of (i) rate of two percent (2%) per month above the London Interbank Offered Rate (LIBOR) or (ii) the maximum rate allowable by applicable law, interest to accrue on a day to day basis until full payment; and Lonza shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services and or delivery of Product until all overdue amounts have been paid in full including interest for late payments.

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9.	Capital Equipment

9.1	Any Capital Equipment required for the performance of the Services shall be acquired on terms to be agreed by the Parties prior to commencement of the relevant Services.

10.	Intellectual Property

10.1	Neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party or any of its Affiliates.

10.2	Subject to Clause 10.3, Customer shall own all right, title, and interest in and to any and all Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza develops, conceives, invents, first reduces to practice or makes solely or jointly with Customer or others, to the extent that it constitutes any aspect of the Manufacturing Process (excluding any Lonza Background Intellectual Property of Lonza and any New General Application Intellectual Property incorporated therein) or is both:

10.2.1	a derivative of, alteration, enhancement, modification, or improvement to Customer Information, and/or Customer Background Intellectual Property; and

10.2.2	severable from and does not incorporate any Lonza Background Intellectual Property, Lonza Information and/or New General Application Intellectual Property and does not disclose or reveal any unregistered Lonza Background Intellectual Property or any previously undisclosed Lonza Information;

(the “New Customer Intellectual Property”). For the avoidance of doubt, “New Customer Intellectual Property” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing new Intellectual Property, but excluding any New General Application Intellectual Property.

10.3	Notwithstanding Clause 10.2, and subject to the license granted in Clause 10.5, Lonza shall own all right, title and interest in Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza, solely or jointly with Customer or others, develops, conceives, invents, or first reduces to practice or makes in the course of performance of the Services that:

10.3.1	is solely of general application to the development or manufacture of chemical or biological products or products components and in no way is specific to the manufacturing of the Product; or

10.3.2	is an improvement of, or direct derivative of, any Lonza Background Intellectual Property or Lonza Information;

(the “New General Application Intellectual Property”). For the avoidance of doubt, “New General Application Intellectual Property” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property.

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10.4	Lonza hereby assigns to Customer all of its right, title and interest in any New Customer Intellectual Property. Lonza shall execute, and shall require its personnel as well as its Affiliates, External Laboratories or other contractors or agents and their personnel involved in the performance of the Services to execute, any documents reasonably required to confirm Customer’s ownership of the New Customer Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Customer Intellectual Property and waiver of moral rights therein. To the extent that Customer has or obtains any rights, title or interest in New General Application Intellectual Property, Customer hereby assigns to Lonza all of its right, title and interest in any New General Application Intellectual Property. Customer shall execute, and shall require its personnel as well as its Affiliates, or other contractors or agents and their personnel involved in the performance of the Services to execute, any documents reasonably required to confirm Lonza’s ownership of the New General Application Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New General Application Intellectual Property.

10.5	Subject to the terms and conditions set forth herein (including the payment of the Price as required above), Lonza hereby grants to Customer a non-exclusive, royalty free, world-wide, fully paid-up, perpetual, irrevocable, transferable license, under the New General Application Intellectual Property, to use, sell and import the Product (but no other products) manufactured under this Agreement.

10.6	Customer hereby grants Lonza and its Affiliates, sub-contractors and the External Laboratories the non-exclusive right to use the Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property and any and all other intellectual property supplied by or on behalf of the Customer, during the Term solely for the purpose of fulfilling their obligations under this Agreement.

10.7	Provided that (i) Customer is not in breach of this Agreement; and/or (ii) Lonza has not terminated this Agreement pursuant to Clauses 14.2.1 and/or 14.2.2, Customer will have the right to transfer the Manufacturing Process to itself and/or any Third Party (such Third Party shall be Customer’s sub-licensee), and on the basis that such transfer shall be for the manufacture of Product (but no other products); provided, however, to the extent such technology transfer includes any Lonza Information, Lonza Background Intellectual Property or New General Application Intellectual Property, such technology transfer shall be subject to a mutually agreed upon reasonable technology transfer fee based on Lonza costs for support of the transfer and on terms to be agreed by the Parties (which shall be in a separate technology transfer agreement) prior to any such transfer. Lonza shall provide reasonably necessary documents to complete such technology transfer and Customer shall reimburse Lonza for any costs (based on a full-time employee rate for such support) and expenses. For the avoidance of doubt, until such terms are agreed, Customer shall not have any right to use any Lonza Information, Lonza Background Intellectual Property or New General Application Intellectual Property nor transfer it to any Third Party.

10.8	Unless the Parties expressly, mutually agree to the contrary in writing, including Without limitation by express reference to a given Other Agreement (as defined below), nothing in this Agreement (or any Project Plan entered into pursuant to this Agreement) shall supersede, amend or otherwise modify any terms or conditions or other provisions of any other agreement between the Parties that is entered into prior to or contemporaneously with the execution of this Agreement, including, without limitation, any agreement related to any gene expression system, or any intermediates of or precursors to any Product, or any services performed by Lonza or any Affiliate of Lonza for Customer, or any consumables or other products supplied by Lonza or any Affiliate to Customer (collectively, an “Other Agreement”).

10.9	Lonza and Customer agree to cooperate in the filing of any patent application relating to Customer Property and Lonza Property. If any invention relates to both Customer Property and Lonza Property, and Customer and Lonza both desire to file or have filed patent applications claiming the Customer Property and the Lonza Property respectively, Customer and Lonza agree to file such applications simultaneously.

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11.	Warranties

11.1	Lonza represents and warrants that:

11.1.1	it has the necessary skill and expertise to perform the Services.

11.1.2	it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind, that would breach the provisions of this Agreement;

11.1.3	the execution and delivery of this Agreement by Lonza has been authorized by all requisite corporate or company action and this Agreement is and shall remain a valid and binding obligation of Lonza, enforceable in accordance with its terms;

11.1.4	to its knowledge, the conduct and the provision of the Services shall not infringe, misappropriate or violate (as the case may be) any proprietary or Intellectual Property rights of any Third Party;

11.1.5	it shall promptly notify Customer in writing if it receives or is notified of a formal written claim from a Third Party that Lonza Information, Lonza Background Intellectual Property or New General Application Intellectual Property, as it relates to the Services under this Agreement, or that the use by Customer thereof, to the extent permitted under this Agreement, infringes, misappropriates or violates (as the case may be) any proprietary or Intellectual Property rights of any Third Party;

11.1.6	the Services shall be performed in accordance with all Applicable Laws;

11.1.7	except with respect to any development services and Engineering Batches, the manufacture of Product shall be performed in accordance with cGMP and will meet the Specifications at the date of delivery; and

11.1.8	it or its Affiliates hold all necessary permits, approvals, consents and licenses to enable it to perform the Services at the Facility , except to the extent that failure to maintain such licenses, permits and approvals do not have a material adverse impact on the ability to manufacture the Product in the Facility, or on the Services provided under this Agreement.

11.2	Customer warrants that:

11.2.1	it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind, that would breach the provisions of this Agreement;

11.2.2	the execution and delivery of this Agreement by Customer has been authorized by all requisite corporate or company action and this Agreement is and shall remain a valid and binding obligation of Lonza, enforceable in accordance with its terms;

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11.2.3	all Raw Materials actually supplied by Customer shall be provided with a certificate of analysis or other relevant documentation demonstrating that such Raw Materials meet the following Lonza acceptance criteria: (i) are not contaminated, (ii) test negative for mycoplasma and bioburden (if applicable), (iii) have been manufactured in accordance with GMP (if applicable), (iv) are free from all liens, charges, or encumbrances, and (v) meet other testing requirements and/or specifications as may be agreed in writing by the Parties. In addition, Customer has provided any environmental, health and safety information related to the Raw Materials (including employee health and safety, of the handling, manufacture, distribution, use and disposal of the Raw Materials), and will update, clarify, correct, supplement and amend such information as necessary;

11.2.4	it has all the rights necessary to permit Lonza and its relevant Affiliates to perform the Services without infringing the Intellectual Property rights of any Third Party and the performance of the Services, including the use of the Manufacturing Process, shall not infringe, misappropriate or violate (as the case may be) any proprietary or Intellectual Property rights of any Third Party; and

11.2.5	it shall promptly notify Lonza in writing if it receives or is notified of a formal written claim from a Third Party that Customer Information and/or Customer Intellectual Property or that the use by Lonza thereof for the provision of the Services infringes , misappropriates or violates (as the case may be) any proprietary or Intellectual Property or other rights of any Third Party;

11.2.6	In connection with its receipt and usage of the Services and Products, Customer shall comply with, and shall cause its Affiliates, subsidiaries, subcontractors, directors, officers, employees, agents or any other person acting on behalf of Customer (its “Relevant Agents”) to comply with, all applicable Corruption Laws and International Trade Restrictions. Customer’s receipt and usage of the Services and Products shall be in accordance with Applicable Laws; and

11.3	In connection with its receipt and usage of the Services and Products, Customer shall take appropriate technical and organizational measures to ensure compliance with the GDPR. Customer shall in compliance with GDPR as well as on Lonza’s request, destroy all personal data, unless Applicable Law prevents Customer from destroying. Customer confirms that any customer personal identifiable data shared with Lonza is done in accordance with the requirements of the GDPR.

11.4	DISCLAIMER: THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, AND ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.	Indemnification and Liability

12.1	Indemnification by Lonza. Lonza shall indemnify the Customer, its Affiliates, and their respective officers, employees and agents (“Customer Indemnitees”) for any loss, damage, costs and expenses (including reasonable attorney fees) that Customer Indemnitees may suffer as a result of any Third Party claim arising directly out of (i) any material breach of the warranties given by Lonza in Clause 11.1 above or (ii) any claims alleging that the Services (excluding use by Lonza of Customer Information and Customer Background Intellectual Property) infringe any Intellectual Property rights of a Third Party except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any Customer Indemnitees.

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12.2	Indemnification by Customer. Customer shall indemnify Lonza, its Affiliates, and their respective officers, employees and agents (“Lonza Indemnitees”) from and against any loss, damage, costs and expenses (including reasonable attorney fees) that Lonza Indemnitees may suffer as a result of any Third Party claim arising directly out of (i) any material breach of the warranties given by Customer in Clause 11.1.1 above; or (ii) any claims alleging that the performance of Services infringes any Intellectual Property rights of third parties; or (iii) the manufacture, use, sale, or distribution of any Product, including any claims of product liability; except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any Lonza Indemnitees.

12.3	Indemnification Procedure. If the Party to be indemnified intends to claim indemnification under this Clause 12, it shall promptly notify the indemnifying Party in writing of such claim. The indemnitor shall have the right to control the defense and settlement thereof; provided, however, that any indemnitee shall have the right to retain its own counsel at its own expense. The indemnitee, its employees and agents, shall reasonably cooperate with the indemnitor in the investigation of any liability covered by this Clause 12. The failure to deliver prompt written notice to the indemnitor of any claim, to the extent prejudicial to its ability to defend such claim, shall relieve the indemnitor of any obligation to the indemnitee under this Clause 12.

12.4	DISCLAIMER OF CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST REVENUES ARISING FROM OR RELATED TO THIS AGREEMENT, EXCEPT TO THE EXTENT RESULTING FROM FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

12.5	LIMITATION OF LIABILITY. LONZA’S LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, THE TOTAL AMOUNTS PAID BY CUSTOMER TO LONZA UNDER THE PROJECT PLAN GIVING RISE TO SUCH CLAIM FOR DAMAGES, EXCEPT TO THE EXTENT RESULTING FROM LONZA’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

13.	Confidentiality

13.1	A Party receiving Confidential Information (the “Receiving Party”) agrees to strictly keep secret any and all Confidential Information received during the Term from or on behalf of the other Party (the “Disclosing Party”) using at least the same level of measures as it uses to protect its own Confidential Information, but in any case at least commercially reasonable and customary efforts. Confidential Information shall include information disclosed in any form including but not limited to in writing, orally, graphically or in electronic or other form to the Receiving Party, observed by the Receiving Party or its employees, agents, consultants, or representatives, or otherwise learned by the Receiving Party under this Agreement, which the Receiving Party knows or reasonably should know is confidential or proprietary.

13.2	Notwithstanding the foregoing, Receiving Party may disclose to any courts and/or other authorities Confidential Information which is or will be required pursuant to applicable governmental or administrative or public law, rule, regulation or order. In such case the Party that received the Confidential Information will, to the extent legally permitted, inform the other Party promptly in writing and cooperate with the Disclosing Party in seeking to minimize the extent of Confidential Information which is required to be disclosed to the courts and/or authorities.

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13.3	The obligation to maintain confidentiality under this Agreement does not apply to Confidential Information, which:

13.3.1	at the time of disclosure was publicly available; or

13.3.2	is or becomes publicly available other than as a result of a breach of this Agreement by the Receiving Party; or

13.3.3	as the Receiving Party can establish by competent proof, was rightfully in its possession at the time of disclosure by the Disclosing Party and had not been received from or on behalf of Disclosing Party; or

13.3.4	is supplied to a Party by a Third Party which was not in breach of an obligation of confidentiality to Disclosing Party or any other party; or

13.3.5	is developed by the Receiving Party independently from and without use of the Confidential Information, as evidenced by contemporaneous written records.

13.4	The Receiving Party will use Confidential Information only for the purposes of this Agreement and will not make any use of the Confidential Information for its own separate benefit or the benefit of any Third Party including, without limitation, with respect to research or product development or any reverse engineering or similar testing. The Receiving Party agrees to return or destroy promptly (and certify such destruction) on Disclosing Party’s request all written or tangible Confidential Information of the Disclosing Party, except that one copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only.

13.5	Each Party will restrict the disclosure of Confidential Information to such officers, employees, consultants and representatives of itself and its Affiliates who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this Agreement. Prior to disclosure to such persons, the Receiving Party shall bind its and its Affiliates’ officers, employees, consultants and representatives to confidentiality and non-use obligations no less stringent than those set forth herein. The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorized use or disclosure of the Confidential Information.

13.6	The Receiving Party shall at any time be fully liable for any and all breaches of the confidentiality obligations in this Clause 13 by any of its Affiliates or the employees, consultants and representatives of itself or its Affiliates.

13.7	Each Party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided under this Clause 13 by a Party may cause irreparable harm to the other Party and that money damages may not provide a sufficient remedy to the non-breaching Party for any breach or threatened breach. In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the non-breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the non-breaching Party.

13.8	All obligations of confidentiality under this Clause 13 will terminate seven (7) years after the expiration or termination of the Term; provided however that the obligations of confidentiality for Confidential Information identified as a trade secret will survive indefinitely until such trade secret information no longer qualifies as a trade secret.

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14.	Term and Termination

14.1	Term. This Agreement shall commence on the Effective Date and shall end on the third (3rd) anniversary of the Effective Date unless terminated earlier as provided herein or extended by mutual written consent of the Parties (the “Term”). Notwithstanding the foregoing, each Project Plan may have separate term and termination provisions so long as the term of any Project Plan does not extend beyond the Term.

14.2	Termination. This Agreement may be terminated as follows:

14.2.1	by either Party if the other Party breaches a material provision of this Agreement or a Project Plan and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within ninety (90) days ten (10) days for non-payment) following written notification of such breach from the non-breaching party to the breaching party; provided, however, that such ninety (90) day period shall be extended as agreed by the Parties if the identified breach is incapable of cure within ninety (90) days and if the breaching Party provides a plan and timeline to cure the breach, promptly commences efforts to cure the breach and diligently prosecutes such cure (it being understood that this extended period shall be unavailable for any breach regarding non-payment);

14.2.2	by either Party, immediately, if the other Party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has a receiver appointed for a substantial part of its assets; or

14.2.3	by either Party pursuant to Clause 15.

14.3	Consequences of Termination. In the event of termination hereunder, Lonza shall be compensated for (i) Services rendered up to the date of termination, including in respect of any Product in-process; (ii) subject to Section 2.9, all costs incurred through the date of termination, including Raw Materials costs and Raw Materials Fees for Raw Materials used or purchased for use in connection with the Project Plan; (iii) all unreimbursed Capital Equipment and related decommissioning charges incurred pursuant to Clause 9; and (iv) any applicable Cancellation Fees. In the case of termination by Lonza for Customer’s material breach, Cancellation Fees shall be calculated as of the date of written notice of termination.

14.4	Survival. The rights and obligations of each Party which by their nature survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including, as applicable, Clauses 5 (insurance), 8.3, 8.4, 10 (intellectual property), 12 (indemnification and liability), 13 (confidentiality), 14.3, and 16 (to the extent relevant).

15.	Force Majeure

15.1	If Lonza is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and gives written notice thereof to Customer specifying the matters constituting Force Majeure together with such evidence as Lonza reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, Lonza shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. Provided that, if such Force Majeure persists for a period of six (6) months or more, Customer may terminate this Agreement by delivering written notice to Lonza.

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15.2	“Force Majeure” shall be deemed to include any reason or cause beyond Lonza’s reasonable control affecting the performance by Lonza of its obligations under the Agreement, including, but not limited to, any cause arising from or attributable to acts of God, strike, lockouts, labor troubles, restrictive governmental orders or decrees, riots, insurrection, war, terrorists acts, or the inability of Lonza to obtain any required raw material, energy source, equipment, labor or transportation, at prices and on terms deemed by Lonza to be reasonably practicable, from Lonza’s usual sources of supply.

15.3	With regard to Lonza, any such event of Force Majeure affecting services or production at its Affiliates or suppliers shall be regarded as an event of Force Majeure.

16.	Miscellaneous

16.1	Non-Solicitation. During the term of this Agreement and for two (2) years thereafter, Customer agrees not to seek to induce or solicit any employee of Lonza to discontinue his or her employment with Lonza in order to become an employee or an independent contractor of Customer or its Affiliates; provided, however, that Customer shall be in violation of this Section 16.1 as a result of making a general solicitation for employees or independent contractors. For the avoidance of doubt, the publication of an advertisement shall not constitute solicitation or inducement.

16.2	Severability. If any provision hereof is or becomes at any time illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby. The Parties hereto undertake to substitute any illegal, invalid or unenforceable provision by a provision which is as far as possible commercially equivalent considering the legal interests and the Purpose.

16.3	Amendments/Assignment. Modifications and/or amendments of this Agreement must be in writing and signed by the Parties. Lonza shall be entitled to instruct one or more of its Affiliates to perform any of Lonza’s obligations contained in this Agreement, but Lonza shall remain fully responsible in respect of those obligations. Subject thereto, neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however that (a) Lonza may assign this Agreement to (i) any Affiliate of Lonza or (ii) any third party in connection with the sale or transfer (by whatever method) of all or substantially all of the assets of the business related to the Facility or providing the Services, and (b) Lonza shall be entitled to sell, assign and/or transfer its trade receivables resulting from this Agreement without the consent of the Customer. For purposes of this Clause 16.3, the terms “assign” and “assignment” shall include, without limitation (i) the sale of fifty percent (50%) or more of the outstanding stock of such Party to an Affiliate of such Party or an unrelated entity or natural person, (ii) the sale or transfer or other assignment of all or substantially all of the assets of the Party or the line of business or Product to which this Agreement relates, and (iii) a merger, consolidation, acquisition or other form of business combination. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

16.4	Notice. All notices must be written and sent to the address of the Party first set forth above. All notices must be given (a) by personal delivery, with receipt acknowledged, (b) by facsimile followed by hard copy delivered by the methods under (c) or (d), (c) by prepaid certified or registered mail, return receipt requested, or (d) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

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16.5	Governing Law/Jurisdiction. This Agreement is governed in all respects by the laws of the State of New York, USA. The Parties agree to submit to the jurisdiction of the state and federal courts of the State of New York, USA.

16.6	Entire Agreement. This Agreement contains the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. Each party acknowledges that an original signature or a copy thereof transmitted by facsimile or by .pdf shall constitute an original signature for purposes of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Development and Manufacturing Services Agreement to be executed by its duly authorized representative as of the Effective Date.

LONZA LTD

By:	/s/ Bart van Aarnhem
Name:	Bart van Aarnhem
Title:	Associate General Counsel

By:	/s/ Marie Leblanc
Name:	Marie Leblanc
Title:	Head of Sales EMEA, Small Molecues

XORTX

By:	/s/ Allen Davidoff
Allen Davidoff
CEO

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APPENDIX A
Project Plan A -1

Project Plan titled “GMP Manufacture of 14kg Oxypurinol”, dated March 31, 2021

(Lonza Reference: PN-036484)

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APPENDIX B
Quality Agreement

[To be attached once finalized]

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APPENDIX C

Translation Costs

As of the Effective Date, Lonza’s cost of translation that is referenced in Section 4.3 of the Agreement is as follows:

●	$1,500 (One Thousand Five Hundred USD) per executed Batch record.

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